Exhibit 21.01

LIST OF SUBSIDIARIES OF II-VI INCORPORATED

Subsidiary	Jurisdiction of Incorporation
Allied Rising Investment Limited	Hong Kong
eV PRODUCTS, Inc.	Pennsylvania
Exotic Electro-Optics, Inc.	California
HIGHYAG Lasertechnologie, GmbH (74.93%)	Germany
HIGHYAG Lasertechnologie, Inc.	Pennsylvania
II-VI Belgium N.V.	Belgium
II-VI Delaware, Inc.	Delaware
II-VI Deutschland GmbH	Germany
II-VI Deutschland Holdings GmbH	Germany
II-VI Holdings B.V.	Netherlands
II-VI International Pte., Ltd.	Singapore
II-VI Japan Incorporated	Japan
II-VI Optics (Suzhou) Co. Ltd.	China
II-VI Singapore Pte., Ltd.	Singapore
II-VI Suisse S.a.r.l.	Switzerland
II-VI Technologies (Beijing), Co., Ltd.	China
II-VI Trading (Suzhou) Co. Ltd.	China
II-VI U.K. Limited	England
II-VI Vietnam Co. Ltd.	Vietnam
II-VI Wide Band Gap, Inc.	Pennsylvania
Marlow Industries, Inc.	Texas
Marlow Industries Asia, Inc.	Delaware
Marlow Industries Europe GmbH	Germany
Marlow Industries Limited	England
Pacific Rare Specialty Metals & Chemicals, Inc.	Philippines
Richly World Investment Limited	China
VLOC Incorporated	Pennsylvania